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Exhibit 4

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

6.25% Notes due 2102

Officers' Certificate Pursuant to Section 2.01
and 2.03 of the Indenture

        Pursuant to Section 2.03 of the Amended and Restated Trust Indenture dated as of February 24, 1999 (the "Indenture") between Financial Security Assurance Holdings Ltd. (the "Company") and Wachovia Bank, National Association, as successor by merger to First Union National Bank (the "Trustee"), the undersigned officers of the Company hereby certify that the Board of Directors of the Company has, pursuant to Board resolutions dated September 5, 2002 and resolutions of a Special Committee of the Board dated October 28, 2000, authorized the establishment of a series of Securities and further certify that the terms of the Securities of such series shall be as follows:

(1)	Title: 6.25% Notes due 2102;
(2)	Aggregate Principal Amount: $230,000,000;
(3)
Principal Payment Date: November 1, 2102; provided, however, that if interest on the Notes is not, or an opinion of counsel states that within 90 days interest will not be, deductible in whole or in part by the Company for U.S. federal income tax purposes, the Company will have the right to accelerate the stated maturity of the Notes to the minimum extent required so that interest on the Notes will be deductible for U.S. federal income tax purposes. In no event may the resulting maturity of the Notes be less than 15 years from the date of original issuance, however. The Company may only accelerate the stated maturity if the Company has received an opinion of nationally recognized independent counsel experienced in such matters to the effect that after the acceleration, interest paid on the Notes will be deductible for U.S. federal income tax purposes and the holders of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the acceleration;
(4)	(a) Interest Rate: 6.25% per annum (on the basis of a 360-day year consisting of twelve 30-day months);
(b) Interest Payment Dates: February 1, May 1, August 1, and November 1 of each year, commencing February 1, 2003;
(c) Regular Record Date: fifteen calendar days before Interest Payment Date; and
(d) Interest Accrual Date: November 26, 2002;
(5)
Place of Payment: Principal and interest payments will be made by wire transfer to the Depository Trust Company at 55 Water Street, New York, NY 10041-0099 or its nominee. The Trustee's office at 40 Broad Street, Suite 550, New York, NY 10004 will be the Office for Payment for all other purposes under Section 3.02;
(6)
Optional Redemption: If a change in U.S. tax laws (as described under the caption "Description of the Notes—Redemption for Tax Reasons" in the Prospectus Supplement dated November 6, 2002, or the Prospectus Supplement dated November 22, 2002, to the Prospectus dated October 16, 2002, with respect to the Notes) shall occur and be continuing, the Company shall have the right, following the occurrence of the change in tax laws, to redeem the Notes, in whole but not in part, without premium or penalty. The Notes are not redeemable prior to November 26, 2007, except as described in the immediately preceding sentence, and are not subject to any sinking fund. The Notes are redeemable on or after November 26, 2007 at the option of the Company, in whole at any time or in part from time to time, without premium or penalty;
(7)	Mandatory Redemption: Not applicable;

(8)	Denominations: $25 and integral multiples thereof. Market makers expect to trade in Notes in round lots of 100 units (representing $2,500 aggregate principal amount);
(9)	Currency: United States Dollars;
(10)	(a) Global Securities: The Notes shall be represented by a single Global Security as provided for in the Indenture; and
(b) Depositary: The Depository Trust Company;
(11)	Additional Events of Default: Not Applicable;
(12)	Principal on Acceleration: Not Applicable;
(13)	Index, Formula, Etc. for Payments: Not Applicable;
(14)
Defeasance Provisions: Section 13.02 and Section 13.03 of the Indenture shall be applicable to the Notes and, without limiting the foregoing, "covenant defeasance" as defined in Section 13.03 of the Indenture shall apply to Sections 3.06 and 3.07 of the Indenture;
(15)	Ranking: The Notes shall be senior unsecured obligations of the Company and shall rank pari passu with all other senior unsecured debt of the Company;
(16)	Conversion: Not Applicable;
(17)	Other Terms: Not Applicable; and
(18)	Trustee: Wachovia Bank, National Association as successor by merger to First Union National Bank.

        Pursuant to Section 11.05 of the Indenture, each of the undersigned officers of the Company hereby further certifies that (i) he has read the applicable conditions precedent in the Indenture relating to the establishment of a series of Notes and the issuance thereof; (ii) he has examined the appropriate documentation and made such further investigation as he has deemed to be necessary; (iii) he is of the opinion that he has made such examination and investigation as is necessary to enable him to express an informed opinion with respect to whether or not such conditions precedent have been complied with; and (iv) he is of the opinion that as of the date hereof, all conditions precedent set forth in the Indenture relating to the establishment of the series of Notes designated as the 6.25% Notes due 2102 have been complied with and upon delivery by the Company of instructions to the Trustee directing the Trustee to authenticate Securities of such series from time to time, subject to the limitations set forth in the company order to authenticate dated the date hereof, all conditions precedent for the issuance thereof shall have been complied with.

        Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Indenture.

        IN WITNESS WHEREOF, the undersigned Managing Director and Secretary of the Company have executed this certificate as of the 26th day of November, 2002.

/s/ JOSEPH W. SIMON Name: Joseph W. Simon Title: Managing Director
/s/ BRUCE STERN Name: Bruce E. Stern Title: Secretary

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FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. 6.25% Notes due 2102 Officers' Certificate Pursuant to Section 2.01 and 2.03 of the Indenture